FIRST AMENDMENT TO LEASE

This First Amendment to Lease ("First Amendment") is made and entered into this ), 29TH day of January, 2013, by and between ROSEVILLE PROPERTIES MANAGEMENT COMPANY, INC., a Minnesota corporation, as agent for EAGAN BUSINESS COMMONS I, LLC, a Minnesota limited liability company ("Landlord"), and BIODRAIN MEDICAL, INC., a Minnesota corporation ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant entered into a certain Lease Agreement, dated April 30, 2012 ("Original Lease"), pertaining to approximately 5,773 square feet of space at the property commonly known as 2915 Commers Drive, Eagan, Minnesota 55121 (the "Building").

WHEREAS, Landlord and Tenant wish to amend and modify the Lease in order to, among other things, extend the term of the Lease, provide for Base Rent and Additional Rent rather than Gross Rent, and provide for Landlord to make certain tenant improvements to the Demised Premises, all of which modifications will be upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Defined Terms. Each capitalized term used in this First Amendment shall have the same meaning as in the Lease, unless the context of this First Amendment requires otherwise.

2.          Lease Term. The Lease Term is hereby extended for five (5) years from February 1, 2013, until January 31, 2018 (the "Extension Term").

3.          Base Rent. Article 2 of the Lease is amended so that, effective February 1, 2013, Tenant shall no longer pay Landlord Gross Rent, but shall commence to pay Base Rent for the Demised Premises, as set forth below_ All references made to Gross Rent in the Lease shall be replaced with the words Base Rent and Additional Rent (as that term is hereinafter defined).

Months	Monthly Rase Rent Amount
Months 1 through 12	$2,905.00 per month
Months 13 through 24	$2,993.00 per month
Months 25 through 36	$3,083.00 per month
Months 37 through 48	$3,175.00 per month
Months 49 through 60	$3,271.00 per month

4.          Additional Rent. Article 3 of the Lease is amended so that, effective February 1, 2013, Tenant shall reimburse to Landlord monthly, throughout the Term of the Lease and any extension of this Lease, Tenant's Share (as that term is hereinafter defined) of the following Additional Rent:

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Common Area Maintenance (CAM) expenses, Real Estate Taxes/Assessments, any Utilities not paid directly by Tenant, and any Miscellaneous Charges or Reimbursements.

Landlord may estimate annual CAM and Real Estate Taxes/Assessments expenses as a basis for reimbursementior any calendar year and invoice in monthly installments (see Exhibit C). During the Term of Lease and/or any extension of this Lease, Landlord, within one hundred twenty (120) days of each calendar year end, will provide to Tenant a written statement of actual CAM and Real Estate Taxes/Assessments expenses. If Tenant has underpaid its share of any of these expenses, Tenant shall reimburse Landlord as invoiced within ten (10) days after receipt of such invoice. If Tenant has overpaid its share of any of these expenses, Landlord will credit such amount against the most current monthly invoice. If the Term of Lease is less than one calendar year any reimbursement(s) will be prorated based on time of occupancy for such year. Upon prior written notice to Landlord, Tenant shall have the opportunity to audit the actual CAM and Real Estate Taxes/Assessments expenses statement for a period of ninety (90) days after receipt of said statement_ Tenant waives its right to audit the actual CAM and Real Estate Taxes/Assessments expenses if Tenant fails to exercise such right during said ninety (90) day period.

Tenant's Share of all Additional Rent will be determined by the square footage of the Demised Premises together with Tenant's proportionate share of any rooms considered common area to the Building divided by the total square footage of the Building to obtain an annual cost per square foot.

Landlord, at its election, may invoice for reimbursement(s) of any Utility usage not paid directly by Tenant.

3.1 COMMON AREA MAINTENANCE EXPENSES (CAM):

Common Area Maintenance (CAM) shall include but not be limited to maintenance, repair, replacement and care of all lighting, plumbing, roofs, parking surfaces, landscaped areas, signs, snow removal, non-structural repair and maintenance of the exterior of the Building, costs of equipment purchased and used for such purposes, cleaning and cleaning supplies for the common areas, insurance premiums, management fee based upon gross collected rents, wages and fringe benefits of personnel employed for such work. Additionally, during the Term of this Lease, any extension and/or renewal of this Lease, CAM expenses shall include the annual cost or portion allocable to the Building of any capital improvements made to the Building by Landlord which result in a reduction of expenses or required under any governmental law or regulation that was not applicable at the time it was constructed. Landlord may elect to amortize such costs over a reasonable time period and at a reasonable rate of interest.

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Notwithstanding the foregoing, CAM shall exclude the following: (i) payments of principal and interest on any mortgage or other encumbrance on the Building; (ii) amounts reimbursable from insurance proceeds, under warranty or by Tenant, any other tenant in the Building or any other third party other than pursuant to a CAM expense provision similar to this Article; (iii) interest, late charges or penalties incurred as a result of Landlord's failure to pay bills in a timely manner (unless such failure is directly related to the failure of Tenant to pay Tenant's Share of any such bill in a timely manner); (iv) leasing or brokerage fees; (v) depreciation; (vi) costs incurred in connection with the transfer or disposition of all or a portion of Landlord's interest in the Building; (vii) costs of providing to other tenants services which are not available to Tenant; and (viii) attorneys' fees and other legal costs incurred as a result of defaults by, or litigation or other disputes with, other tenants of the Building.

3.2 REAL ESTATE TAXES AND ASSESSMENTS:

Real Estate Taxes and Assessments shall mean all Real Estate Taxes, all assessments and any taxes in lieu thereof payable in each calendar year, which may be levied upon or assessed against the Building. Any tax year commencing during any lease year shall be deemed to correspond to such lease year. In the event the taxing authorities additionally include in such real estate and assessments the value of any improvements made by Tenant, or of machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, then Tenant shall pay all the taxes attributable to such items. Upon Tenant's request, Landlord will furnish a copy of the Real Estate Tax statement.

Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.

3.3 UTILITIES:

Landlord shall provide mains and conduits to supply water, gas, electricity and sanitary sewage to the Building_ Tenant shall pay, when due, all charges for sewer and water usage, garbage/refuse disposal/removal and recycling, electricity, gas and other fuels, telephone/communication services and/or other utility services or energy source furnished to the Demised Premises during the term of this Lease, or any extension and/or renewal of this Lease. If Tenant's usage of any utility is deemed disproportionate as determined by Landlord, Landlord may elect to submeter and bill Tenant accordingly. Landlord accepts no responsibility for any disruption of any utility service due to accident, natural causes or circumstances beyond Landlord's control and/or the utility provider's inability to deliver said service.

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3.4 MISCELLANEOUS CHARGES AND REIMBURSEMENTS:

Miscellaneous Charges and Reimbursements shall include, without limitation, reconciliation of Real Estate Taxes/Assessments, CAM and Utilities, service requests facilitated by Landlord at the direction of Tenant, Tenant improvement reimbursements, notes due Landlord and any other miscellaneous charge due Landlord. Gas, electric, and telephone utilities furnished to the Demised Premises will be separately metered and billed directly to Tenant. All other utilities will be billed directly by the utility provider to Tenant or, if billed by the utility provider to the Landlord, included as an Operating Cost.

5.          Tenant Improvements. Landlord will cause the following improvements to the Demised Premises to be constructed by Landlord's contractor, at Landlord's sole cost and expense, on Tenant's behalf: (i) Paint and re-carpet the office areas, work to be performed in order to accommodate relocation of furniture in phases; (ii) Install six (6) electrical drops (two (2) circuits minimum) in the warehouse area, locations to be determined by Tenant; (iii) Provide safety lights in the front office area; (iv) Tape and paint warehouse area wallboard; (v) Provide additional flood light in back door dock area; (vi) Clean warehouse floor of tape, etc., from previous tenant; (vii) Adjust dock door to stay open properly; (viii) Provide building standard signage, which is vinyl lettering on the exterior entrance to the Demised Premises; (ix) Re-key all office doors to accommodate lock security; and (x) Provide and install doors on two (2) offices. V's Other than the improvements set forth herein, Landlord shall have no obligation to make other alterations or improvements to the Demised Premises.

6.          Parking. Tenant shall have non-exclusive access to three (3) parking spaces per 1,000 square feet of rentable space within the Demised Premises free for the life of the Lease.

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7.          Early Lease Termination. Provided that the Lease is in full force and effect and Tenant is otherwise in compliance with the terms of this Lease, Tenant shall have a one (1) time right to elect termination of this Lease and occupancy of the Demised Premises (the "Early Termination") by (i) providing Landlord written notice with Tenant's intent to elect the Early Termination, and (ii) paying to Landlord an early termination fee (the "Early Termination Fee"), said notice and Early Termination Fee to be provided to Landlord prior to the beginning of the thirty-first (31') month of the Term of this Lease (the "Early Termination Notice Period"). The Early Termination Fee is the amount equal to three (3) months' gross rent together with the unamortized "Transaction Costs" (as that term is hereinafter defined) incurred by Landlord in entering into this Lease. The unamortized Transaction Costs shall be equivalent to the remaining principal balance of a loan as of the Early Termination Date (as that term is hereinafter defined), which originally had been made as of the Commencement Date, in the original principal amount equal to the Transaction Costs and amortized over the same number of months Tenant is to pay rent under the Term of this Lease at six percent (6%) per annum. For purposes of the foregoing, "Transaction Costs" shall mean the total cost of only those Tenant Improvements referenced in items (I) through (vi) in Section 5 of this First Amendment. In the event the notice of Early Termination and Early Termination Fee have been timely delivered by Tenant to Landlord, the Early Termination will be effective at the conclusion of the thirty-sixth (36th) month of the Term of this Lease (the "Early Termination Date"). In the event Tenant has not timely exercised its right to the Early Termination, Tenant's right to the Early Termination shall cease and be of no further force or effect. The right set forth in this Article is not transferable, the parties hereto acknowledge and agree that the right to terminate as set forth in this Article shall be "personal" to the Tenant executing this First Amendment, and that in no event will any assignee or sublessee have any rights to exercise any rights set forth in this Article.

8.            Right of First Offer to Lease Available Space. During the Term of this Lease, Tenant shall, subject to the terms and conditions set forth in this Article, have the right of first offer (the "Right of First Offer"), to lease any other contiguous space to the Demised Premises that has or will "become available" (as that term is hereinafter defined) within the Building (the "Offer Space").

a.	Tenant's Right of First Offer is subject to and as conditioned upon (i) the Lease must be in full force and effect; (ii) Tenant shall not be in default herein; (iii) Tenant's offer to lease the Offer Space must be for a term which is co-terminus with the Term of this Lease and have a remaining term not less than three (3) years; and (iv) Tenant's offer to lease the Offer Space must meet such other terms and conditions as are set forth in this Article_

b.	After any part of the Offer Space has or will "become available", Landlord shall not, during the Term of this Lease, offer on the market or lease to another tenant that space within the Offer Space that has or will "become available- without first offering Tenant the right to lease that space as provided in this Article. Space shall be deemed to "become available" when the lease for space occupied by a tenant other than Tenant herein, expires or is otherwise terminated. Offer Space shall not be deemed to "become available" if the space is: (i) assigned or subleased by the current tenant of the space; (ii) re-leased by the current tenant of the space by renewal, extension, or re-negotiation; or (iii) not leased to a tenant as of the date of this Lease (until that space is leased, and then subsequently "becomes available").

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c.	Landlord agrees that prior to entering into a lease with another tenant for Offer Space, Landlord shall so notify Tenant, in writing, which notice shall be accompanied by a term sheet for such Offer Space (the "Term Sheet"), setting forth the terms and conditions under which the Landlord is willing to lease such Offer Space to Tenant, including Base Rent for the Offer Space at the then current market rental rates. Tenant shall have a period of five (5) business days after receipt of such notice and the Term Sheet (the "Acceptance Period") within which to notify Landlord, in writing, that it elects to lease such space on the terms (including a required minimum lease term as set forth in Article (a) above) and conditions set forth in such Term Sheet. If Tenant makes such election within the Acceptance Period, an appropriate amendment to this Lease shall be entered into by Landlord and Tenant to add the Offer Space to the Demised Premises on the terms set forth in the Term Sheet submitted by Landlord. If Tenant does not make the aforesaid election within the Acceptance Period, or if Landlord and Tenant do not enter into an amendment to this Lease incorporating such space on the terms set forth in the Term Sheet within thirty (30) days after receipt by Landlord of Tenant's written election to lease such Offer Space, Tenant shall be deemed to have waived its rights with respect to the space set forth in Landlord's notice, Tenant's Right of First Offer shall automatically terminate and be of no further force and effect, and Landlord shall be free to lease such Offer Space to any other party free of any claim of Tenant.

d.	If this Lease or Tenant's right to possession of the Demised Premises shall terminate in any manner whatsoever before Tenant shall exercise its rights under this Article, or if Tenant shall have subleased or assigned all or any portion of the Demised Premises, then immediately upon such termination, sublease, or assignment, this Article and Tenant's rights hereunder shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall the assignee under a complete or partial assignment of the Lease, or a subtenant under a sublease of the Demised Premises, have any right to exercise any rights under this Article or have any right to receive any notice from Landlord.

9.           Binding Effect. The parties acknowledge, confirm and agree that except as may be explicitly inconsistent with this First Amendment, the terms and conditions of the Lease, shall continue to be in full force and effect and are hereby ratified and confirmed.

10.         Submission. Submission of this First Amendment by Landlord or Landlord's agent to Tenant for examination shall not in any manner bind Landlord and no obligation of Landlord shall arise under this First Amendment, unless and until this First Amendment is fully signed and delivered by Landlord and Tenant.

11.         Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first written above.

LANDLORD:—)
ROSEVILLE PROPERTIES MANAGEMENT COMPANY,
INC., as agent for EAGAN BUSINESS COMMONS LLC

By
Its

TENANT:
BIODRAIN MEDICAL, INC_

By
Its

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EXHIBIT C

COMMON AREA MAINTENANCE

2915 Commers Drive, EAGAN BUSINESS COMMONS I

2013   ESTIMATED COMMON AREA MAINTENANCE (CAM} EXPENSES

Bldg. SF:                   89275

		SfSF/Yr	Rationale***

Properly/iJability insurance	$9,500	50.14	Annual premium
Snow Removal	$6,000	$0.09	Nov-March contract plus salt/sand
Grounds Maintenance	$9,500	$0.14	Apr-Oct contracts; lawn, flowers, irrigation
Roof Repair/Inspection	$1,000	$0.01
Parking Lot Maintenance	$1,000	$0.01	Repairs, sweeping & sniping
Window Wash	$800	$0.01	Entries monthly, 2x exterior, lx interior
Misc. Building Repairs	$500	$0.01	Estimate
Maintenance Labor	$2.700	$0.04	Estimate of 3 hours/month @ $78/hr.
HVAC Scheduled Maintenance	$4,200	$0.06	4x/yr inspections/filters/belts, condenser wash
Maintenance Supplies	$200	$0.00	Estimate
Fire/Life Safety	$1,800	$0.03	Monitor contract, 2 phone lines, annual inspectior
Pest Control	$1,000	$0.01	Contract
Exterior Lighting	$4.200	$0.06	Estimate on electric use
Administration/Management Fees	$34,000	$0.49	Estimate on % of collected rents
TOTALS:	$76,400	$1.10 1SF/Yr

***SewerANater billed quarterly

2013 Est. Property Tax:	$2.46 ISF/Yr

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